       1                                                         Exhibit 99

The Bank of New York Company, Inc.              NEWS
48 Wall Street
New York, N.Y. 10286

                                                Contact:

FOR RELEASE:                                    PUBLIC AND INVESTOR
                                                RELATIONS DEPT.

IMMEDIATELY       The Putnam Trust        The Bank of New York
                  Company of Greenwich    Company Inc.

                  James F. McLean, SVP    Paul J. Leyden, SVP
                  (203) 863-2646          (212) 495-2066

                                          Rhonda Barnat, AVP
                                          (212) 495-1725


            THE BANK OF NEW YORK TO ACQUIRE PUTNAM TRUST COMPANY

                         OF GREENWICH, CONNECTICUT

NEW YORK, NY/GREENWICH, CT, March 27, 1995 -- The Bank of New York Company, Inc. (NYSE: BK) and The Putnam Trust Company of Greenwich (NASDAQ: PTNM), headquartered in Greenwich, Connecticut announced today that they had signed a merger agreement.

The agreement calls for shareholders of Putnam Trust Company to receive
1.312 shares of The Bank of New York Company's common stock for each share of Putnam Trust Company's common stock. Putnam Trust Company has approximately 3.3 million shares outstanding which brings the total value of the transaction to approximately $140 million based upon The Bank of New York Company's closing price on March 24, 1995.

The transaction is expected to close in the second half of 1995 and is subject to Putnam Trust Company shareholder approval as well as regulatory approval. The Bank of New York Company presently plans to repurchase shares of its common stock in an amount equal to the number of shares it will issue in the transaction. The acquisition is expected to be accretive to earnings.

Putnam Trust Company, founded in 1914, has 8 branches in Fairfield County, with $686 million in assets, $316 million in loans and $624 million in deposits. It holds over $2 billion in trust assets and is a respected manager of personal investment portfolios.

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Upon completion of the transaction, Putnam Trust Company will operate as a wholly-owned subsidiary of The Bank of New York Company, Inc.

"We are delighted to be entering the Connecticut market where Putnam Trust has an outstanding franchise in personal trust and investment management and retail banking," said J. Carter Bacot, Chairman and Chief Executive Officer. "This acquisition is a natural extension of our suburban branch network and enhances our ability to expand our private banking as well as our small business and professional lending activities."

"We are delighted to have signed an agreement with The Bank of New York Company. The combination of our two institutions will be highly beneficial to our customers, our communities and our shareholders. The Bank of New York will bring a wide array of products and services to Fairfield County," said David W. Wallace, Chairman of Putnam Trust Company.

The Bank of New York was founded in 1784 by Alexander Hamilton and is the nation's oldest bank operating under its original name. The Bank of New York currently has 382 branches in 24 counties in New York and New Jersey, and is the dominant retail bank in the suburban New York area. It is the principal subsidiary of The Bank of New York Company, Inc., one of the largest bank holding companies in the United States, with total assets of $49 billion as of December 31, 1994. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its six basic businesses: Securities and Other Processing; Credit Cards; Retail Banking; Corporate Banking; Trust, Investment Management and Private Banking; and Financial Market Services.

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